1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD TO ACQUIRE COLUMBUS SILVER IN AN ALL CASH TRANSACTION

ALBUQUERQUE, New Mexico – September 7, 2011 – Santa Fe Gold Corporation (OTCBB: SFEG) is pleased to announce it has entered into a Memorandum of Understanding with Columbus Silver Corporation (TSXV: CSC) (“Columbus Silver”) pursuant to which Santa Fe has conditionally agreed to acquire all of Columbus Silver’s outstanding common stock for cash consideration of Cdn $0.20 per share in a transaction currently valued at Cdn $9,977,285. The acquisition of Columbus Silver is a notable step forward in Santa Fe’s objective to become a significant North American precious metals producer.

Santa Fe’s President and CEO, Pierce Carson, said “This transaction is strategically important to Santa Fe and potentially will more than double our controlled silver and gold resources available for processing at our fully-permitted and operating flotation mill near Lordsburg, New Mexico. This will build on current silver and gold production sourced from our Summit mine. Furthermore, Columbus Silver’s portfolio of seven high quality US silver-gold properties in New Mexico, Arizona, Nevada and Utah provides excellent upside exploration potential.”

Columbus Silver’s President and CEO, Robert F. Giustra, commented that “this is a very positive development for Columbus Silver shareholders; the consideration per share represents a significant premium over market prices for the last several months.”

The Memorandum of Understanding contemplates a business combination by way of a court approved plan of arrangement. The proposed transaction is subject to the final approval of the boards of directors of both companies and is conditional on stock exchange, regulatory and court approvals. The transaction also is subject to Columbus Silver shareholder approval and Santa Fe’s commitment of the required funding. If Santa Fe does not notify Columbus Silver by November 30, 2011 that it has obtained a firm commitment for the required funding, Columbus Silver will have the option to terminate the acquisition. Until closing of the transaction, Santa Fe has agreed to provide bridge financing to Columbus Silver to fund leasehold payments and for working capital, which through the end of December 2011 totals $513,716.

Any ore developed at Columbus Silver’s Mogollon Project located in southwest New Mexico could be processed at Santa Fe’s mill near Lordsburg, NM. Drilling in the 1980's beneath the old Consolidated Mine outlined a partially delineated deposit of 845,000 tons averaging 9.35 oz/ton silver and 0.15 oz/ton gold and the deposit is open along strike and at depth. A proposed drilling program has been permitted.

The Mogollon Project covers an extensive, silver-gold bearing epithermal vein field with geological similarities to Comstock Lode, Nevada and Guanajuato District, Mexico. Historical production from the Mogollon Project from 1905 to 1942 is reported as 15,700,000 ounces of silver and 327,000 ounces of gold. Considerable additional resource expansion is provided by dozens of mineralized and potentially mineralized veins with a combined strike length of more than 45 miles, which have never been drill-tested. Santa Fe estimates initial potential for 60 million silver equivalent ounces (1.5 million gold equivalent ounces).

The historical figures presented herein are not NI 43-101 compliant. They should not be relied upon and Santa Fe does not treat them as current.

Additional Information:
The Memorandum of Understanding is included as an Exhibit to Santa Fe’s Current Report on Form 8-K, which it will file promptly with the SEC and will be available at www.sec.gov and also may be accessed via www.sedar.com.

About Santa Fe Gold:

Santa Fe Gold is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico, which began processing operations in 2010; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico; (iv) the Black Canyon mica deposit and processing equipment near Phoenix, Arizona; and (v) a deposit of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable US and Canadian securities legislation. All statements, other than statements of historical fact, included herein are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and its most recent quarterly reports filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's US public disclosure filings may be accessed via www.sec.gov and its Canadian public disclosure filings may be accessed via www.sedar.com, and readers are urged to review these materials.

Contact:
Santa Fe Gold Corp
W. Pierce Carson, President and Chief Executive Officer
505-255-4852